UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

TETRAPHASE PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TETRAPHASE PHARMACEUTICALS, INC.

480 ARSENAL STREET, SUITE 110

WATERTOWN, MASSACHUSETTS 02472

(617) 715-3600

NOTICE OF 2016 ANNUAL MEETING OF

STOCKHOLDERS

To Be Held On June 8, 2016

To our Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Tetraphase Pharmaceuticals, Inc. will be held on Wednesday, June 8, 2016 at 10:00 a.m., Eastern Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. At the meeting, stockholders will consider and vote on the following matters:

1.	To elect Garen Bohlin and John Freund as class III directors, each to serve for a three-year term expiring at the 2019 annual meeting of stockholders;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	To approve, on an advisory basis, our executive compensation;

4.	To recommend, on an advisory basis, the frequency of future advisory votes on executive compensation; and

5.	To transact any other business that may properly come before the annual meeting or any adjournment thereof.

Stockholders of record at the close of business on April 14, 2016 are entitled to vote at the meeting.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet expedites stockholders’ receipt of proxy materials, lowers costs and reduces the environmental impact of our annual meeting.

We encourage all stockholders to attend the annual meeting in person. Whether or not you plan to attend the annual meeting in person, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. Please review the instructions on each of your voting options described in the proxy statement.

Thank you for your ongoing support and continued interest in Tetraphase Pharmaceuticals, Inc.

By Order of the Board of Directors,

Guy Macdonald

President and Chief Executive Officer

Watertown, Massachusetts

April 29, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 8, 2016: This proxy statement and our 2015 Annual Report to Stockholders are available at http://ir.tphase.com. These documents are also available to any stockholder who wishes to receive a paper copy by calling (866) 648-8133 or emailing paper@investorelections.com.

480 ARSENAL STREET, SUITE 110

WATERTOWN, MASSACHUSETTS 02472

(617) 715-3600

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 8, 2016

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Tetraphase Pharmaceuticals, Inc. for use at the 2016 annual meeting of stockholders of Tetraphase Pharmaceuticals, Inc. to be held on Wednesday, June 8, 2016 at 10:00 a.m., Eastern Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and at any adjournment thereof. Except where the context otherwise requires, references to “Tetraphase Pharmaceuticals,” “Tetraphase,” “we,” “us,” “our” and similar terms refer to Tetraphase Pharmaceuticals, Inc. and its consolidated subsidiaries. References to our website are inactive textual references only and the contents of our website should not be deemed to be incorporated by reference into this proxy statement.

This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. We are making this proxy statement, the related proxy card and our annual report to stockholders for the fiscal year ended December 31, 2015 available to stockholders for the first time on or about April 29, 2016.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written request to Tetraphase Pharmaceuticals, Inc., 480 Arsenal Street, Suite 110, Watertown, Massachusetts 02472, Attention: Investor Relations. Exhibits will be provided upon written request and payment of an appropriate processing fee. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are also available on the SEC’s website at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why did I receive these proxy materials?

A.	Our board of directors has made these materials available to you on the Internet in connection with the solicitation of proxies for use at our 2016 annual meeting of stockholders to be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, 02109 on Wednesday, June 8, 2016 at 10:00 a.m., Eastern Time. As a holder of record of common stock as of the close of business on April 14, 2016, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.

Q.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A.	In accordance with the SEC rules, we may furnish proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies.

Q.	What is the purpose of the annual meeting?

A.	At the annual meeting, stockholders will consider and vote on the following matters:

1.	To elect Garen Bohlin and John Freund as class III directors, each to serve for a three-year term expiring at the 2019 annual meeting of stockholders (proposal 1);

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (proposal 2);

3.	To approve, on an advisory basis, our executive compensation (proposal 3);

4.	To recommend, on an advisory basis, the frequency of future advisory votes on executive compensation (proposal 4); and

5.	To transact any other business that may properly come before the annual meeting or any adjournment thereof.

Q.	Who can vote at the annual meeting?

A.	To be entitled to vote, you must have been a stockholder of record at the close of business on April 14, 2016, the record date for our annual meeting. There were 36,606,099 shares of our common stock outstanding and entitled to vote at the annual meeting as of the record date.

Q.	How many votes do I have?

A.	Each share of our common stock that you own as of the record date will entitle you to one vote on each matter considered at the annual meeting.

Q.	How do I vote?

A.	If you are the “record holder” of your shares, meaning that your shares are registered in your name in the records of our transfer agent, American Stock Transfer & Trust Company, you may vote your shares at the meeting in person or by proxy as follows:

(1)	Over the Internet: To vote over the Internet, please go to the following website: www.proxydocs.com/ttph, and follow the instructions at that site for submitting your proxy electronically. If you vote over the Internet, you do not need to complete and mail your proxy card or vote your proxy by telephone.

(2)	By Telephone: To vote by telephone, please call (866) 416-3857, and follow the instructions provided on the proxy card. If you vote by telephone, you do not need to complete and mail your proxy card or vote your proxy over the Internet.

(3)	By Mail: To vote by mail, you must mark, sign and date the proxy card and then mail the proxy card in accordance with the instructions on the proxy card. If you vote by mail, you do not need to vote over the Internet or by telephone. If you return your proxy card but do not specify how you want your shares voted on any particular matter, they will be voted in accordance with the recommendations of our board of directors.

(4)	In Person at the Meeting: If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by an intermediary, such as a broker, then you are deemed to be the beneficial owner of your shares and the broker that actually holds the shares for you is the record holder and is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, as well as voting and revocation instructions, should have been forwarded to you by the broker that holds your shares. In order to vote your shares, you will need to follow the instructions that your broker provides you. Many brokers solicit voting instructions over the Internet or by telephone.

If you do not give instructions to your broker, your broker will still be able to vote your shares with respect to certain “discretionary” items. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (proposal 2) is considered a discretionary item. Accordingly, your broker may vote your shares in its discretion with respect to that matter even if you do not give instructions.

All of the other matters being put to a vote are “non-discretionary” items. Accordingly, your broker may not vote your shares with respect to these other matters. A “broker non-vote” occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have or did not exercise discretionary authority to vote on the matter and has not received voting instructions from its clients.

Regardless of whether your shares are held in street name, you are welcome to attend the meeting. You may not vote shares held in street name in person at the meeting, however, unless you obtain a proxy, executed in your favor, from the holder of record (i.e., your broker).

Q.	Can I change my vote?

A.	If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the vote is taken at the annual meeting. To do so, you must do one of the following:

(1)	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.

(2)	Sign and return a new proxy card. Only your latest dated proxy card will be counted.

(3)	Attend the annual meeting and vote in person as instructed above. Attending the annual meeting will not alone revoke your Internet vote, telephone vote or proxy card submitted by mail, as the case may be.

(4)	Give our corporate secretary written notice before or at the meeting that you want to revoke your proxy.

If your shares are held in “street name,” you may submit new voting instructions with a later date by contacting your broker.

Q.	How many shares must be represented to have a quorum and hold the annual meeting?

A.

A majority of our shares of common stock outstanding at the record date must be present in person or represented by proxy to hold the annual meeting. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone or by completing and submitting a proxy card by mail or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in “street name” by brokers who indicate on their proxies that they do not have authority to vote those shares. If a quorum is not present, we expect to adjourn the annual meeting until we obtain a quorum.

Q.	What vote is required to approve each matter and how are votes counted?

A.	Proposal 1—Election of Class III Directors

A nominee will be elected as a Class III director at the annual meeting if the nominee receives a plurality of the votes cast “for” the applicable seat on the board of directors. You may vote FOR all of the nominees, to WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors.

Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm

The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required to ratify the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Proposal 3—Advisory Vote on Executive Compensation

The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required to approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement.

This advisory vote on executive compensation is not binding on our board of directors. However, our board of directors and the compensation committee of our board of directors will take into account the result of the vote when making future decisions regarding executive compensation.

Proposal 4—Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

In Proposal 4, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two or three years, or may abstain. The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required to adopt this resolution. If none of the three frequency options receives the vote of the holders of a majority of the votes cast, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders to be the frequency that is recommended by stockholders. However, as described in more detail in Proposal 4, because this proposal is non-binding, our board of directors may decide that it is in the best interests of our stockholders and our company to hold future executive compensation advisory votes more or less frequently.

Shares which abstain from voting and “broker non-votes” with respect to a matter will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above.

Q.	Who will count the vote?

A.	The votes will be counted, tabulated and certified by Mediant Communications LLC.

Q.	How does the board of directors recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

FOR the election of the two nominees to serve as class III directors, each for a three year term;

FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

FOR holding the advisory vote on executive compensation every year.

Q.	Are there other matters to be voted on at the annual meeting?

A.	We do not know of any matters that may come before the annual meeting other than the matters noted above. If any other matters are properly presented at the annual meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Where can I find the voting results?

A.	We plan to announce preliminary voting results at the annual meeting and will report final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the conclusion of our annual meeting.

Q.	What are the costs of soliciting these proxies?

A.	We will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

Stockholders Sharing the Same Address

Some brokers and other nominee record holders may be “householding” our proxy materials. This means a single notice and, if applicable, the proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received. We will promptly deliver a separate copy of the notice and, if applicable, the proxy materials, to you if you call or write us at our principal executive offices, 480 Arsenal Street, Suite 110, Watertown, Massachusetts 02472, Attn: Investor Relations, telephone: (617) 715-3600. In the future, if you want to receive separate copies of the proxy materials, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your broker, or you may contact us at the above address and telephone number.

OWNERSHIP OF OUR COMMON STOCK

Unless otherwise provided below, the following table sets forth information regarding beneficial ownership of our common stock as of February 29, 2016 by:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our current directors;

•	our principal executive officer and our other executive officers who served during the year ended December 31, 2015, named in the Summary Compensation table below, whom, collectively, we refer to as our named executive officers;

•	our current principal financial officer; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after February 29, 2016. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

The column entitled “Percentage of Shares Beneficially Owned” is based on a total of 36,599,227 shares of our common stock outstanding as of February 29, 2016. Except as otherwise indicated in the footnotes below, the address of the beneficial owner is c/o Tetraphase Pharmaceuticals, Inc., 480 Arsenal Street, Suite 110, Watertown, MA 02472.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Common Stock Underlying Options Exercisable Within 60 Days	Total Securities Beneficially Owned	Percentage of Shares Beneficially Owned
BlackRock, Inc.(1)	3,015,336	0	3,015,336	8.2%
FMR LLC(2)	2,147,834	0	2,147,834	5.9%
The Vanguard Group(3)	2,062,674	0	2,062,674	5.6%
Canada Pension Plan Investment Board(4)	1,976,220	0	1,976,220	5.4%
Great Point Partners, LLC(5)	1,940,000	0	1,940,000	5.3%

Named Executive Officers and Directors
Guy Macdonald	64,000	437,475	501,475	1.4%
David C. Lubner	69,270	155,046	224,316	*
Patrick T. Horn, M.D., Ph.D.	0	285,619	285,619	*
J. Craig Thompson	343	63,751	64,094	*
Maria Stahl	0	36,250	36,250	*
Christopher Watt(6)	0	1,562	1,562	*
L. Patrick Gage, Ph.D.(7)	27,825	57,044	84,869	*
Garen Bohlin	0	70,065	70,065	*
Jeffery Chodakewitz	0	19,166	19,166	*
John Freund, M.D.(8)	596,158	37,500	633,658	1.7%
Gerri Henwood	0	6,666	6,666	*
Nancy Wysenski	0	20,833	20,833	*

All current executive officers and directors as a group (10 persons)	687,983	972,180	1,660,163	4.4%

*	Represents beneficial ownership of less than 1% of our outstanding stock.
(1)	BlackRock, Inc. (‘Blackrock”) reports that it is a parent holding company or control person and has the sole voting power of 2,945,814 shares of common stock and sole dispositive power of 3,015,336 shares of common stock, but also notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the company’s shares and that no one person’s interest in the company’s shares is more than 5% of the total outstanding shares of the company. Blackrock’s address is 55 East 52nd Street, New York, NY 10055. This information is based on a Schedule 13G/A filed by Blackrock with the SEC on January 27, 2016.
(2)	FMR LLC (“FMR”) reports that it is a parent holding company and has the sole voting power of 600 shares of common stock and sole dispositive power of 2,147,834 shares of common stock. Edward C. Johnson 3d is a Director and the Chairman of FMR and Abigail P. Johnson is a Director, the Vice Chairman and the President of FMR. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. The address for each of the individuals and entities listed above is 245 Summer Street, Boston, MA 02210. This information is based on a Schedule 13G/A filed by FMR with the SEC on February 12, 2016.
(3)	The Vanguard Group (“Vanguard”) is the beneficial owner of 2,062,674 shares of common stock, and may be deemed to hold shared voting and investment power with respect to such shares. Vanguard’s address is 100 Vanguard Boulevard, Malvern, PA 19355. This information is based on a Schedule 13G filed by Vanguard with the SEC on February 10, 2016.
(4)	Canada Pension Plan Investment Board (“CPPIB”) has sole voting and dispositive power of 1,976,220 shares of common stock. CPPIB’s address is One Queen Street East, Suite 2500 Toronto, Ontario M5C 2W5 Canada. This information is based on a Schedule 13G filed by CPPIB with the SEC on February 16, 2016.
(5)	Great Point Partners LLC (“Great Point”) is the beneficial owner of 1,940,000 shares of common stock, and may be deemed to hold shared voting and investment power with respect to such shares. Great Point’s address is 165 Mason Street, 3rd Floor, Greenwich, CT 06830. This information is based on a Schedule 13G filed by Great Point with the SEC on December 24, 2015.
(6)	Mr. Watt joined the company in July 2015 and serves as our principal financial officer and our principal accounting officer. Mr. Watt did not serve as a named executive officer during the year ended December 31, 2015.
(7)	Consists of 25,000 shares of common stock held directly by Dr. Gage, 2,825 shares held by Dr. Gage’s spouse and 57,044 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 29, 2016.
(8)	Consists of 590,146 shares of common stock held by Skyline Venture Partners Qualified Purchaser Fund IV, L.P., 6,012 shares of common stock held by the John G. Freund as Trustee of the John G. Freund Revocable Trust u/a/d 6/26/01 and 37,500 shares of common stock issuable upon the exercise of options exercisable within 60 days after February 29, 2016. Dr. Freund is a Managing Member of Skyline Venture Management IV, LLC, which is the sole general partner of Skyline Venture Partners Qualified Purchaser Fund IV, L.P., and as such Dr. Freund may be deemed to share voting and dispositive power with respect to all shares held by Skyline Venture Partners Qualified Purchaser Fund IV, L.P. Dr. Freund disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees for Directors

Our board of directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently two class I directors (Patrick Gage and Nancy Wysenski), whose terms expire at the 2017 annual meeting of stockholders; three class II directors (Jeffrey Chodakewitz, Gerri Henwood and Guy Macdonald), whose terms expire at the 2018 annual meeting; and two class III directors (Garen Bohlin and John Freund), whose terms expire at this annual meeting (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal).

On April 15, 2015, Dr. Steven Gullans resigned from our board of directors. On April 15, 2015, upon recommendation from the Nominating and Corporate Governance Committee of our board of directors, our board of directors elected Gerri Henwood to serve as a class II director.

Garen Bohlin and John Freund were elected as directors pursuant to a stockholders agreement that we entered into with the holders of our preferred stock that terminated upon the closing of our initial public offering in March 2013. We have no further contractual obligation regarding the election of our directors.

Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated Garen Bohlin and John Freund for election as class III directors at the annual meeting to hold office until the 2019 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees is presently a director, and each has indicated a willingness to continue to serve as director, if elected. If a nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors. Unless authority to do so is withheld, shares represented by executed proxies will be voted for the election of the two Class III nominees named below.

Below are the names, ages and certain other information for each member of the board, including the nominees for election as class III directors. Information with respect to the number of shares of common stock beneficially owned by each director as of February 29, 2016 appears under the heading “Ownership of Our Common Stock.” There are no familial relationships among any of our directors, nominees for director and executive officers. In addition to the detailed information presented below for each of our directors, we also believe that each of our directors is qualified to serve on our board and has the integrity, business acumen, knowledge and industry experience, diligence, freedom from conflicts of interest and the ability to act in the interests of our stockholders.

Class I Directors

L. Patrick Gage, Ph.D., age 73, has served as a member of our board of directors and as Chairman of our board of directors since December 2011. Since July 2002, Dr. Gage has served as a consultant to the biopharmaceutical industry. From 1998 to 2002, Dr. Gage served as President of Wyeth Research (now part of Pfizer, Inc.) and Senior Vice President, Science and Technology. Prior to joining Wyeth Research, he served in various positions at Genetics Institute, Inc., a biotechnology company, from 1989 to 1998, first as head of Research and Development, then as Chief Operating Officer and eventually as President. From 1971 to 1989, Dr. Gage served in various positions in research management with Hoffmann-La Roche Inc., a pharmaceutical company, most recently serving as Vice President responsible for U.S. drug discovery. Dr. Gage has served on the board of directors of Cytokinetics, Incorporated, a publicly traded biopharmaceuticals company, since November 2009 and as Chairman of its board of directors since March 2010. Dr. Gage also currently serves on the board of directors of three privately held companies, Alvine Pharmaceuticals, Corridor Pharmaceuticals and Permeon Biologics, and serves in an advisory role to other private companies and organizations. Previously he served on the board of directors of PDL BioPharma, Inc., a publicly traded biotechnology company, from 2003 through 2008, as the Chairman of its board of directors in 2007, and as its Interim Chief Executive Officer from 2007 to 2008. Dr. Gage currently serves on the board of directors of two non-profit organizations, the Marine Biological Laboratories and the Wistar Institute. Dr. Gage received an S.B. in physics from the Massachusetts Institute of Technology and a Ph.D. in biophysics from the University of Chicago. We believe that Dr. Gage’s extensive industry and board experience as well as his independence allows him to serve as an effective Chairman of our board of directors and to be a key contributor to our board of directors.

Nancy Wysenski, age 58, has served as a member our board of directors since March 2014. From December 2009 through June 2012, Ms. Wysenski served as the Executive Vice President and Chief Commercial Officer of Vertex Pharmaceuticals Incorporated, a publicly traded pharmaceutical company. Prior to joining Vertex, Ms. Wysenski held the position of Chief Operating Officer of Endo Pharmaceuticals, a 1,200-person specialty pharmaceutical company, where she led sales, marketing, commercial operations, supply chain management, human resources and various business development initiatives. Prior to her time at Endo, Ms. Wysenski participated in the establishment of EMD Pharmaceuticals, Inc., where she held various leadership positions, including the role of President and Chief Executive Officer from 2001 to 2006 and Vice President of Commercial from 1999 to 2001. From 1984 to 1998, Ms. Wysenski held several sales-focused roles at major pharmaceutical companies, including Vice President of Field Sales for Astra Merck, Inc. Ms. Wysenski serves as a director of Alkermes plc and Inovio Pharmaceuticals, Inc., both publicly traded biopharmaceutical companies. She is a founder of the Research Triangle Park Chapter of the Healthcare Businesswomen’s Association and served on the Nominating Committee and National Advisory Board of the Healthcare Businesswomen’s Association. Ms. Wysenski received a B.S.N. in Nursing from Kent State University and an M.B.A. from Baldwin-Wallace College. We believe that Ms. Wysenski’s experience, leadership skills and knowledge of the life sciences industry allows her to provide valuable insight to our board with respect to the launch and commercialization of pharmaceutical products.

Class II Directors

Jeffrey A. Chodakewitz, M.D., age 60, has served as a member of our board of directors since June 2014. Since October 2014, Dr. Chodakewitz has served as Executive Vice President, Global Medicines Development and Medical Affairs, and Chief Medical Officer of Vertex Pharmaceuticals Incorporated. From January 2014 to October 2014, Dr. Chodakewitz served as Senior Vice President and Chief Medical Officer of Vertex. Dr. Chodakewitz oversees all global clinical development programs, medical affairs and other related functions. Prior to joining Vertex, Dr. Chodakewitz spent more than 20 years at Merck & Co., Inc., where he held a variety of roles including Vice President of Clinical Research – Infectious Diseases & Vaccines, Vice President of Clinical Pharmacology/Early Stage Development, Senior Vice President of Late Stage Development, and Senior Vice President of Global Scientific Strategy (Infectious Diseases, Respiratory/Immunology). Prior to his tenure at Merck, he served as the Director of the HIV Outpatient Clinic at the Veterans Administration Medical Center in West Haven, Connecticut, and held various academic positions at Yale University and New York University Schools of Medicine. Dr. Chodakewitz is a Diplomate of the National Board of Medical Examiners, the American Board of Internal Medicine (both Internal Medicine and Infectious Diseases), and is a member of the Infectious Disease Society of America (IDSA) and the American Society for Clinical Pharmacology & Therapeutics (ASCPT). He received a B.S. in Biochemistry from Yale University, cum laude, and an M.D. from the Yale University School of Medicine. We believe that Dr. Chodakewitz’s scientific, medical and business background allows him to be a key contributor to our board of directors.

Gerri Henwood, age 63, has served as a member of our board of directors since April 2015. Since 2008, Ms. Henwood has served as President and Chief Executive Officer and a director of Recro, Pharma, Inc., a publicly traded specialty pharmaceutical company developing non-opioid therapeutics for the treatment of acute pain. From 2006 to 2013, Ms. Henwood served as the President of Malvern Consulting Group, or MCG. Ms. Henwood continues to spend a very small portion of her time engaged in the provision of services for MCG to other companies, including companies that are engaged in the development and commercialization of other pharmaceutical products. She is the co-founder of Auxilium Pharmaceuticals, Inc. and served as its President, Chief Executive Officer and director from 1999 to 2006. Prior to founding Auxilium, in 1985, Ms. Henwood founded, and was President and Chief Executive Officer of, a publicly traded contract research organization, IBAH, Inc., which was acquired by Omnicare, Inc. Prior to founding IBAH, Inc., Ms. Henwood began her career with Smith Kline & French, now part of GlaxoSmithKline plc, in the pharmaceutical management program. She held many positions there, including the position of head of Regulatory and Medical Affairs for the U.S. business and the position of Group Director—Marketing in the International Pharmaceutical Division. Ms. Henwood serves on the board of directors of two private companies. Ms. Henwood holds a B.S. in Biology from Neumann University. We believe Ms. Henwood’s expertise in product commercialization, clinical development and regulatory approval processes allows her to be a key contributor to board of directors.

Guy Macdonald, age 57, has served as our President and Chief Executive Officer and a member of our board of directors since January 2008. From August 2003 until January 2008, Mr. Macdonald served as Executive Vice President, Operations, of Idenix Pharmaceuticals, Inc., a biopharmaceutical company. Prior to joining Idenix, he served in various positions at Merck & Co., Inc., a pharmaceutical company, from 1981 to 2003, most recently serving as the Vice President for Anti-Infective and Hospital Products. Mr. Macdonald currently serves as chairman of the board of Scynexis, Inc, a publicly traded biotechnology company. Mr. Macdonald received an Honours Degree in biochemistry from Dundee University in Dundee, Scotland. We believe Mr. Macdonald’s qualifications to serve on our board of directors include his extensive experience in the healthcare industry as well as his extensive knowledge of our company and our business through service as our President and Chief Executive Officer.

Class III Director Nominees to be elected at the annual meeting

Garen Bohlin, age 68, has served as a member of our board of directors since July 2010. Since May 2012, Mr. Bohlin has served on the board of directors and as a consultant to multiple life sciences companies. From January 2010 until April 2012, he served as Executive Vice President of Constellation Pharmaceuticals, Inc., a biopharmaceutical company. Prior to joining Constellation, Mr. Bohlin served as Chief Operating Officer of Sirtris Pharmaceuticals, Inc., a biotechnology company, from 2006 to December 2009. Mr. Bohlin was the founding Chief Executive Officer of Syntonix Pharmaceuticals, Inc., a biopharmaceutical company, from 1999 through December 2005. Earlier in his career, he held multiple executive positions at Genetics Institute, Inc., a biotechnology company, and was a partner at Arthur Andersen & Co., a public accounting and consulting organization. Mr. Bohlin currently serves on the board of directors of Collegium Pharmaceutical, Inc., Karyopharm Therapeutics, Inc. and Proteon Therapeutics, Inc., all publicly traded biotechnology companies. He also served on the board of directors for Acusphere, Inc., a specialty pharmaceutical company that was publicly traded company, from 2005 to 2014, SpringLeaf Therapeutics, Inc., a private biotechnology company, from 2010 to 2013 and Precision Dermatology, Inc., a private dermatology company from 2012 to 2014. Mr. Bohlin received his B.S. in accounting and finance from The University of Illinois. We believe that Mr. Bohlin’s industry and board experience, including his audit committee experience, with both publicly traded and privately held companies makes him a key contributor to our board of directors.

John Freund, M.D., age 62, has served as a member of our board of directors since October 2012. Dr. Freund co-founded Skyline Ventures in 1997 and has served as a partner at Skyline since its founding. Prior to joining Skyline, Dr. Freund served as managing director in the private equity group of Chancellor Capital Management, a private capital investment firm. In 1995, he co-founded Intuitive Surgical, Inc. a medical device company, and served on its board of directors until 2000. From 1988 to 1994, Dr. Freund served in various positions at Acuson Corporation, a maker of ultrasound equipment that is now part of Siemens, most recently as Executive Vice President. Prior to joining Acuson, Dr. Freund was a general partner of Morgan Stanley Venture Partners from 1987 to 1988. From 1982 to 1988, Dr. Freund was at Morgan Stanley & Co., an investment banking company, where he co-founded the Healthcare Group in the Corporate Finance Department in 1983. He has served on the board of directors of Collegium Pharmaceutical, Inc., a publicly traded biotechnology company, since 2014, Proteon Therapeutics, Inc., a publicly traded biotechnology company, since 2014; and

XenoPort, Inc., a publicly traded biopharmaceutical company, since 1999. Dr. Freund also serves on the board of directors of three U.S. registered investment funds managed by Capital Research and Management. He also previously served on the board of directors of four publicly traded companies, Map Pharmaceuticals, Inc. a biopharmaceutical company, Hansen Medical, Inc., a medical device company, Mako Surgical Corp., a medical device company, and Concert Pharmaceuticals, Inc., a biopharmaceutical company. Dr. Freund is a member of the Advisory Board for the Harvard Business School Healthcare Initiative, and is a member of the Therapeutics Advisory Council of Harvard Medical School. Dr. Freund received a B.A. in history from Harvard College, an M.D. from Harvard Medical School, and an M.B.A. from Harvard Business School. We believe that Dr. Freund’s extensive investment experience, his experience as an executive and his service on the board of directors of numerous public and privately held companies allows him to be a key contributor to our board of directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF GAREN BOHLIN AND JOHN FREUND TO SERVE AS CLASS III DIRECTORS.

DIRECTOR COMPENSATION

Under our director compensation program, we pay our non-employee directors cash retainers. We do not pay any compensation to our President and Chief Executive Officer in connection with his service on our board of directors. The compensation that we pay to our President and Chief Executive Officer is discussed elsewhere in this proxy statement. Each non-employee director receives a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The chairmen of the board and of each committee receive higher retainers for such service. These fees are payable quarterly in arrears. The fees paid to non-employee directors for service on the board of directors and for service on each committee of the board of directors on which the director is a member are as follows:

	Member Annual Fee	Chairman Annual Fee
Board of Directors	$35,000	$55,000
Audit Committee	7,500	15,000
Compensation Committee	7,500	15,000
Nomination and Corporate Governance Committee	3,750	7,500

In 2015, the non-employee director member annual fee increased to $35,000 from $30,000.

In addition, under our director compensation program, each non-employee director that is elected to our board of directors receives an option to purchase 20,000 shares of our common stock, which option vests in equal quarterly installments over a three-year period measured from the date of grant, subject to the non-employee director’s continued service as a director, and becoming exercisable in full upon a change in control of our company. Further, on the date of the first board meeting held after each annual meeting of stockholders, each non-employee director that has served on our board of directors for at least six months receives an option to purchase 10,000 shares of our common stock. Each of these options vests in equal quarterly installments over a one-year period measured from the date of grant, subject to the non-employee director’s continued service as a director, and becomes exercisable in full upon a change in control of our company. The exercise price of these options equals the fair market value of our common stock on the date of grant.

This program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

We reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending board of director and committee meetings. The following table sets forth information regarding compensation earned by our non-employee directors during the year ended December 31, 2015.

Director Compensation for 2015

Name	Fees Earned or Paid in Cash ($)	Stock Option Awards ($)(1)(2)	Total ($)
L. Patrick Gage, Ph.D.(3)	$70,000	$216,300	$286,300
Garen Bohlin(4)	47,500	216,300	263,800
Jeffrey Chodakewitz, M.D.(5)	40,000	216,300	256,300
John Freund , M.D.(6)	43,750	216,300	260,050
Steven Gullans, Ph.D.(7)	14,219	—	14,219
Gerri Henwood(8)	29,063	419,000	448,063
Nancy Wysenski(9)	45,313	216,300	261,613

(1)	The amounts in the Stock Option Awards column reflect the grant date fair value of stock option awards granted during 2015 under our stock incentive plans, in accordance with Financial Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or FASB ASC Topic 718. There can be no assurance that FASB ASC Topic 718 amounts will reflect actual amounts realized. Refer to Note 9, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for 2015 filed with the SEC on February 25, 2016 for the relevant assumptions used to determine the valuation of our option awards.
(2)	The number of shares underlying stock option awards granted to our non-employee directors in 2015 and the grant date fair value of such stock options as determined in accordance with FASB ASC Topic 718 are:

Director	Grant Date	Number of Shares Underlying Stock Option Grants in 2015	Grant Date Fair Value of Stock Option Grants in 2015 ($)
Dr. Gage	6/10/2015	10,000	216,300
Mr. Bohlin	6/10/2015	10,000	216,300
Dr. Chodakewitz	6/10/2015	10,000	216,300
Dr. Freund	6/10/2015	10,000	216,300
Dr. Gullans	—	—	—
Ms. Henwood	4/15/2015	20,000	419,000
Ms. Wysenski	6/10/2015	10,000	216,300

(3)	At December 31, 2015, Dr. Gage held stock options to purchase 59,544 shares of our common stock.
(4)	At December 31, 2015, Mr. Bohlin held stock options to purchase 72,565 shares of our common stock.
(5)	At December 31, 2015, Dr. Chodakewitz held stock options to purchase 30,000 shares of our common stock.
(6)	At December 31, 2015, Dr. Freund held stock options to purchase 40,000 shares of our common stock.
(7)	At December 31, 2015, Dr. Gullans did not hold stock options to purchase shares of our common stock. Dr. Gullans ceased serving as a member of our board of directors on April 15, 2015.
(8)	Ms. Henwood joined our board of directors on April 15, 2015. At December 31, 2015, Ms. Henwood held stock options to purchase 20,000 shares of our common stock.
(9)	At December 31, 2015, Ms. Wysenski held stock options to purchase 30,000 shares of our common stock.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of our company and our stockholders.

Corporate Governance Guidelines

Our corporate governance guidelines assist our board of directors in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;

•	a majority of the members of the board shall be independent directors, unless otherwise permitted by NASDAQ rules;

•	the independent directors meet at least twice a year and at other times at the request of any independent director;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•	at least annually, the nominating and corporate governance committee oversees a self-evaluation by the board to assess the effectiveness of the board and its committees.

Code of Business Conduct and Ethics

We have also adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on the “Investors—Corporate Governance” section of our website, which is located at www.tphase.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K to be filed with the SEC.

Determination of Independence

Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent, that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and that compensation committee members also satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act.

Under Rule 5605(a)(2) of the NASDAQ Listing Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Mr. Macdonald, is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Our board of directors also determined that Garen Bohlin, John Freund and Patrick Gage, who comprise our audit committee, Jeffrey Chodakewitz, Gerri Henwood and Nancy Wysenski, who comprise our compensation committee and John Freund and Patrick Gage, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable. Our board reached a similar determination with respect to Steven Gullans who served as a member of each of our compensation committee and nominating and corporate governance committee until April 2015. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Director Candidates: Criteria and Diversity

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and our board. The nominating and corporate governance committee has from time to time engaged independent director search firms to assist in identifying and evaluating potential nominees for election to our board of directors.

In considering whether to recommend to our board of directors any particular candidate for inclusion in the board’s slate of recommended director nominees, including candidates recommended by stockholders, the nominating and corporate governance committee of our board applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience in one or more areas relevant to our business and strategy, diligence, conflicts of interest and the ability to act in the interests of all stockholders.

Our nominating and corporate governance committee does not have a policy (formal or informal) with respect to diversity, but believes that our board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the Committee also takes into consideration the diversity (with respect to gender, race and national origin) of our board members. The Committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, 480 Arsenal Street, Suite 110, Watertown, Massachusetts 02472. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Committee or our board, by following the procedures set forth under “Stockholder Proposals for the 2017 Annual Meeting.”

Communication from Stockholders

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the board of directors is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Board and Committee Meetings

Our board of directors held 11 meetings during 2015 and acted by written action once. During 2015, each of the directors then in office attended at least 75% of the aggregate of all meetings of the board of directors and all meetings of the committees of the board of directors on which such director then served. Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of stockholders, barring significant commitments or special circumstances. All directors then in office attended the 2015 annual meeting of stockholders.

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operates under a charter that has been approved by our board of directors. A copy of each charter can be found under the “Investors—Corporate Governance” section of our website, which is located at www.tphase.com.

Audit Committee

The current members of our audit committee are Garen Bohlin, John Freund and Patrick Gage. Garen Bohlin is the chair of the audit committee. Our board of directors has determined that Garen Bohlin qualifies as an audit committee financial expert within the meaning of SEC regulations. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits and quarterly reviews of our financial statements. We currently do not have an internal audit function. The audit committee held five meetings during the 2015 fiscal year. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing an internal audit function, should we have one in the future;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal finance staff, our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation Committee

The current members of our compensation committee are Jeffrey Chodakewitz, Gerri Henwood and Nancy Wysenski. Steven Gullans served as chair of the compensation committee until his resignation from our board of directors in April 2015. Nancy Wysenski is the current chair of the compensation committee. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee held seven meetings and acted by written consent four times during the 2015 fiscal year. The compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our chief executive officer and other executive officers;

•	overseeing the evaluation of our senior executives;

•	reviewing and making recommendations to our board of directors with respect to our incentive-compensation and equity-based compensation plans;

•	overseeing and administering our equity-based plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing annually with management our executive compensation disclosure; and

•	preparing the compensation committee report required by SEC rules.

Nominating and Corporate Governance Committee

The current members of our nominating and corporate governance committee are John Freund and Patrick Gage. Patrick Gage is the chair of the nominating and corporate governance committee. Steven Gullans was a member of the nominating and corporate governance committee until his resignation from the board in April 2015. The nominating and corporate governance committee held one meeting during the 2015 fiscal year. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;

•	developing and recommending to our board of directors corporate governance principles; and

•	overseeing an annual evaluation of our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Board Leadership Structure

Our board has chosen to separate the role of our chief executive officer and the role of chairman of our board. We believe that this separation is appropriate since our chief executive officer is responsible for the strategic direction of our company, while the chairman of our board is responsible for overseeing the function of the board and for providing guidance to our chief executive officer as needed.

Our board of directors is currently chaired by Patrick Gage, an independent director, who possesses an in-depth knowledge of our issues, opportunities and challenges. We believe he is the person best positioned to ensure our board of directors’ time and attention is focused on the most critical matters. Our board of directors believes Dr. Gage is a decisive leader who commands accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders, employees and strategic partners.

Oversight of Risk

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, the potential impact of these risks on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.

Certain Relationships and Related Party Transactions

We have not been a party to any transactions since January 1, 2015 in which any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, or affiliates or immediate family members of any of our directors, executive officers or beneficial owners of more than 5% of our voting securities, had or will have a direct or indirect material interest.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy setting forth the procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

Our related person transaction policy contains exceptions for any transaction or interest that is not considered a related person transaction under SEC rules as in effect from time to time. In addition, the policy provides that an interest arising solely from a related person’s position as an executive officer of another entity that is a participant in a transaction with us will not be subject to the policy if each of the following conditions is met:

•	the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity;

•	the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction with us and do not receive any special benefits as a result of the transaction; and

•	the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenue of the company receiving payment under the transaction.

The policy provides that any related person transaction proposed to be entered into by us must be reported to our chief financial officer and will be reviewed and approved by our audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction whenever practicable. The policy provides that if our chief financial officer determines that advance approval of a related person transaction is not practicable under the circumstances, our audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee. The policy also provides that alternatively, our chief financial officer may present a related person transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

In addition, the policy provides that any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in the policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the policy provides that the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of our company;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than the terms that could have been reached with an unrelated third party; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The policy provides that the audit committee will review all relevant information available to it about the related person transaction. The policy provides that the audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The policy provides that the audit committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the material elements of our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers named in the “Summary Compensation Table” below, or our “named executive officers,” and is intended to place in perspective the data presented in the following tables and the corresponding narrative.

Executive Summary

We have designed our executive compensation program to support our business goals and promote the long term growth of the company. Specifically, our executive compensation program is designed to promote the achievement of key strategic objectives by linking executives’ short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals.

Total compensation of each executive officer varies with overall attainment of corporate objectives as well as the performance of individual goals and objectives. The total compensation for each of our executive officers is benchmarked against the total compensation of executive officers in comparable positions at a peer group of companies of similar size and market capitalization in the biopharmaceutical industry, with a goal of compensating our executives appropriately and competitively. A portion of total compensation for our executive officers is tied to key corporate strategies and operational goals such as drug discovery initiatives, clinical trial progress, commercial launch preparation, regulatory milestones and other operational and financial measures.

Additionally, we provide a portion of our executive compensation in the form of stock options and restricted stock units that vest and become exercisable over time, which we believe helps to retain our executives and to align their interests with those of our stockholders by allowing our executives to participate in the longer term success of Tetraphase. Our executive compensation program is structured to reflect the performance of our company overall by linking pay both to individual performance and to the achievement of pre-determined corporate objectives and goals. We believe that executive compensation should help to attract, retain and motivate those executives we depend on for our current and future success.

Our corporate performance did not meet expectations this past year as the company did not achieve several of the pre-determined objectives and goals for 2015. The major reason for this was the fact that the IGNITE2 clinical trial, evaluating the safety and efficacy of our antibiotic candidate, eravacycline, for the treatment of complicated urinary tract infections, or cUTI, did not achieve its primary end point of statistical non-inferiority compared to levofloxacin. We refer to the IGNITE2 clinic trial as IGNITE2. The impact of the results of

IGNITE2 and the impact on our ability to file a new drug application, or NDA, for eravacycline with the U.S. Food and Drug Administration, or FDA, were key considerations during the review of corporate performance and critical to compensation decisions, as discussed in greater detail below.

Overview of Our Philosophy and Procedures for Determining Executive Compensation

The compensation committee of our board of directors has primary responsibility in designing, implementing and maintaining a compensation program for our executive officers, including our named executive officers. Our named executive officers for 2015 are: Guy Macdonald, our president and chief executive officer; Patrick Horn, our chief medical officer; Maria Stahl, our senior vice president, general counsel; David Lubner, our former senior vice president, chief financial officer who resigned in January 2016; and J. Craig Thompson, our former chief operating officer who resigned in December 2015. We are also providing compensation information related to Christopher Watt, our vice president, finance, who has served as our principal financial officer and principal accounting officer since January 2016. The responsibilities of the compensation committee, are set forth in detail in the compensation committee charter which can be found on our website at www.tphase.com under the caption “Investors—Corporate Governance—Committee Charters”. These responsibilities include:

•	determining the type and level of compensation for executive officers, including our chief executive officer;

•	recommending to the board of directors the compensation payable to non-employee directors; and

•	overseeing the administration of our equity incentive plans.

To achieve these objectives, the compensation committee evaluates our compensation program with the goal of setting compensation at levels that are justifiable based on each executive’s level of experience, performance and responsibility and that the committee believes are competitive with those of other companies in our industry that compete with us for executive talent. The compensation committee seeks to ensure that our executive compensation program contains an appropriate amount of compensation that is at risk for each of our executive officers and subject to the achievement of critical business objectives.

To help evaluate the appropriate levels of compensation with respect to each component of our compensation program, the compensation committee annually reviews the compensation level of our executive officers, including our named executive officers, against, among other information, publicly available compensation levels of comparable positions of a peer group of companies. The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2015, the compensation committee retained W.T. Haigh & Company, an independent executive compensation consulting firm, to provide assistance in evaluating and developing our executive compensation program. W.T. Haigh & Company provides the compensation committee with relevant market data regarding executive compensation. The compensation committee uses this market data as a guide against which the compensation committee evaluates the compensation of each of the executive officers, including the named executive officers, in light of the executive’s scope of responsibility and expertise. W.T. Haigh & Company provides consulting activities on behalf of the compensation committee and does not provide consulting or additional services for Tetraphase management. The compensation committee has determined that no conflicts of interest exist between the company and W.T. Haigh & Company.

W.T. Haigh & Company generally provides the following:

•	compensation survey data to the compensation committee for purposes of benchmarking or comparing each compensation component within our executive compensation program—namely base salary, cash performance incentives, equity awards and benefits—to a group of other publicly traded companies engaged in the discovery and development of drug products. The peer group is based primarily on the similarity of their stage of development, market capitalization and headcount;

•	assistance interpreting various sets of compensation data;

•	its own views on our compensation policies in general, compensation packages for each of our executives and the competitiveness and effectiveness of our executive officer compensation levels; and

•	assistance in the selection of our peer group companies.

In gathering competitive market compensation data, W.T. Haigh & Company generally utilizes two primary sources:

•	published compensation surveys for biotechnology and pharmaceutical companies; and

•	proxy information of selected peer group companies.

In 2015, W.T. Haigh & Company utilized information from the Radford Global Life Sciences survey and comparable executive compensation information published in publicly available proxy statements for a peer group of companies of similar size and market capitalization in the biotechnology industry to develop a competitive benchmark analysis. In addition, W.T. Haigh & Company considered the overall economic environment and trends within the biopharmaceutical industry when making their observations and recommendations. W.T. Haigh & Company presented its findings and observations in a written report to the compensation committee prior to the compensation committee making any determination regarding the compensation of our executive officers.

In 2015, the compensation committee established total compensation targets for the executive officers using information from the Radford Global Life Sciences survey and the proxy information of a peer group comprised of 21 companies. The compensation committee reviews and approves the list of peer companies each year. Our current peer group consists of the following:

•	Acceleron Pharma Inc.,

•	Achillion Pharmaceuticals Inc.,

•	Aerie Pharmaceuticals Inc.,

•	Agenus, Inc.,

•	Cempra, Inc.,

•	Concert Pharmaceuticals, Inc.,

•	Dicerna Pharmaceuticals, Inc.,

•	Enanta Pharmaceuticals, Inc.,

•	Epizyme, Inc.,

•	Esperion Therapeutics, Inc.,

•	Genocea Biosciences, Inc.,

•	Karyopharm Therapeutics, Inc.,

•	Macrogenics, Inc.,

•	Oncomed Pharmaceuticals, Inc.,

•	PTC Therapeutics, Inc.,

•	Regulus Therapeutics, Inc.,

•	Relypsa Inc.,

•	Revance Therapeutics Inc.,

•	Trevena Inc.,

•	Xencor Inc., and

•	Zafgen Inc.

The compensation committee’s philosophy is to target our executive officers’ compensation at a competitive rate, on average between the 50th and the 75th percentiles for total annual compensation, using the W.T. Haigh & Company data to provide analysis and specific information with respect to the peer group discussed above, as well as information from the Radford Global Life Sciences survey. Benchmarking and aligning base salaries is critical to the compensation program since other elements of our compensation are affected by changes in base salary. For example, payments under our annual cash performance incentive plan are targeted and paid out as a percentage of base salary. Adjustments to the base salary in any year are made based on comparisons to the benchmark and survey data noted above and evaluation of the executive’s level of responsibility and experience.

Our executives are eligible to participate in our annual cash performance incentive plan, which is an annual variable cash incentive plan offered to all our employees. The payouts for executives are paid when pre-determined individual and corporate goals are met. Our executives are also eligible to participate in long-term incentives through stock option grants and grants of restricted stock units, which we believe helps to retain our executives and aligns their interests with those of our stockholders.

Lastly, the compensation committee analyzes how changes in any element of each named executive officer’s compensation could impact other elements. Such analysis has become a key component in the compensation committee’s review of an executive’s compensation as the analysis allows the compensation committee to consider an executive’s overall compensation rather than only one or two specific components.

In the beginning of each fiscal year, corporate and individual goals for the year are drafted by the chief executive officer and the other executive officers. These goals are weighted by relative importance to Tetraphase’s success. The corporate goals are presented to the compensation committee, which actively engages in the process of finalizing the objectives and their respective weightings for review and recommendation to the board of directors. The corporate goals and their respective weightings are finalized and approved by the board of directors. The extent to which corporate and individual goals are achieved is used in determining annual cash incentive payments and is considered in determining equity awards for our executives. Individual goals are drafted by each executive officer and approved by the chief executive officer. The chief executive officer’s individual goals are the corporate goals due to the unique nature of his position. In the first quarter of each fiscal year, the compensation committee evaluates the company’s actual performance for the prior year against the pre-determined corporate objectives to determine the amount of funding for the total cash incentive pool percentage for all employees.

Upon completion of the fiscal year, the chief executive officer evaluates the performance of each executive officer (other than himself) and assigns a proposed rating to such officer based upon his or her achievement of the corporate and individual goals. The chief executive officer presents a summary recommendation to the compensation committee of the performance evaluations and ratings along with compensation recommendations for the executive officers. The compensation committee reviews these recommended evaluations and ratings based on performance against the corporate goals, as further described below, and decides whether to approve or adjust the recommendations for individual executives made by the chief executive officer. In determining the actual success of the executive’s performance in any year, including 2015, the compensation committee considers the difficulty of attaining the corporate and individual objectives, whether there were any extenuating circumstances or factors that needed to be considered and whether the stated objectives were actually met.

In addition, the compensation committee meets in executive session to discuss and review the compensation of the chief executive officer and his performance over the past year compared to the previously approved goals for the corresponding year and compare his compensation to third party compensation data prepared by W.T. Haigh & Company. For 2015, the board of directors discussed, reviewed and approved Mr. Macdonald’s 2015 performance and his compensation for 2015.

No executive officer, including our chief executive officer, recommends or determines any element or component of his or her own pay package or total compensation amount.

Review of Management’s Actual Performance Compared to Pre-Determined Goals

In the first quarter of each fiscal year, the compensation committee evaluates the company’s actual performance for the prior year against the pre-determined corporate objectives to determine the amount of funding for the total cash incentive pool for all employees, as discussed more fully below. For 2015, the compensation committee evaluated each objective, established a percentage rating for each objective based on the extent to which the objective was achieved and then determined an overall corporate rating based on the cumulative weightings of all the objectives. The determination of the corporate rating, while based primarily on the numerical rating for each objective and the relative weight assigned to each objective, also reflects adjustments made by the compensation committee as it deemed appropriate.

For 2015, the compensation committee concluded that several key corporate goals were not met and as a result the overall corporate rating was 60%, well below 100%. The compensation committee determined that the bonus pool should be aligned with the overall corporate rating, with any bonus pool to be significantly below target. The compensation committee recognized several key accomplishments during 2015, including preparation for filing an NDA for eravacycline; preparations for the commercial launch of eravacycline; positive progress in advancing earlier stage molecules; and a successful capital raise in the first quarter of 2015. The compensation committee also recognized and took into account the setbacks experienced in the clinical development program for eravacycline. The compensation committee reviewed its assessment of the company’s achievement of 2015 corporate goals with the board of directors.

Other than the chief executive officer, a blending of the achievement of individual and corporate goals will determine actual bonus payout. The chief executive officer’s bonus payout is generally based solely on the corporate performance.

2015 Corporate Objectives

For 2015, the following represents a summary of our five major corporate categories and goals, achievements and respective relative weightings. For 2015, due to the nature of the challenges faced by the company following setbacks experienced in its clinical development program for eravacycline the Company was unable to meet several goals related to clinical, regulatory, commercial and business development activities.

1.	Preparation and filing of an NDA for eravacycline, our drug candidate for the treatment of complicated intra-abdominal infections, or cIAI, and cUTI, which accounted for 40% of our overall corporate goals

The goals associated with this category included positive-top line read out of IGNITE2 and completion of drug-drug interaction studies involving eravacycline; the completion of several pre-clinical studies; the completion of registration batches and the generation of stability data for such batches; engaging in multiple pre-NDA meetings with the FDA; and, finally, filing an NDA for eravacycline during 2015. The compensation committee determined that while we successfully completed several of these goals, including but not limited to, the drug-drug interaction studies and pre-clinical studies necessary to support an NDA for eravacycline, we did not meet all of the goals in this category, due to the fact that IGNITE2 did not met its primary end point of non-inferiority to the comparator drug, levofloxacin.

2.	Preparation to commercially launch eravacycline in the United States, assuming approval of the eravacycline NDA, which accounted for 25% of our overall corporate goals

The goals associated with this category focused on developing pre-launch and marketing plans for the commercialization of eravacycline in the United States and a medical affairs capability with supporting infrastructure, policies and training guidelines. The compensation committee determined that we successfully completed the goals associated with developing a medical affairs capability by hiring a small medical affairs team and implemented infrastructure, policies and training guidelines to support the team but that we were not able to implement the pre-launch and marketing plans for eravacycline.

3.	Partnership to help support the commercialization of eravacycline outside the United States which accounted for 15% of our overall corporate goals

The goals associated with this category were designed around the negotiation of one or more partnering transaction involving eravacycline, which could include executing a definitive agreement for a licensing collaboration regarding the commercialization of eravacycline outside the United States. While we entered into several term sheet negotiations, we did not execute any definitive agreement with a third party.

4.	General operations, which accounted for 15% of our overall corporate goals

The goals associated with this category focused on completing a financing during 2015 and maintaining investor and analyst awareness of the company and its product candidates. The compensation committee determined that we exceeded our achievement of this category. As an example, we raised $162.2 million in net proceeds in the first quarter of 2015 and we managed our cash burn to enable the company to operate well beyond 2016.

5.	Our discovery program, pursuant to which we seek to identify and begin early stage clinical development of candidates, accounted for 5% of our overall corporate goals

The goals associated with this category focused on advancing our pipeline of preclinical candidates. The compensation committee determined that we met the objectives in this category. An investigational new drug, or IND, application was accepted by the FDA for TP-271 and we began phase I site initiation in the fourth quarter of 2015. Also, IND-enabling studies were completed for TP-6076.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash performance incentive;

•	cash signing bonus;

•	equity awards;

•	benefits; and

•	severance and change-in-control benefits.

We do not have a formal process for allocating compensation between long-term and short-term compensation or between cash and non-cash compensation. The compensation committee reviews information provided by W.T. Haigh & Company and other relevant data and determines what it believes to be the appropriate level and mix of the various compensation components.

Base Salary

We use base salary to recognize the experience, skills, knowledge and responsibilities required of all of our employees, including our executives. When establishing base salaries, the compensation committee considers the level of an individual’s responsibility and experience, and reviews both comparable positions in the market and the market demand for such executive’s skill sets at the time of hire. Base salaries may be increased for merit reasons, based on the executive’s success in meeting or exceeding individual performance objectives as well as our combined success in meeting corporate goals. Increases in base salary, if any, generally take effect as of January 1 of each year.

Annual Cash Performance Incentive

We have an annual cash performance incentive plan for our executives, as discussed above. The annual cash performance incentive is intended to emphasize pay-for-performance and compensate for the achievement of specified annual corporate objectives and individual performance objectives. The annual individual performance objective component focuses on contributions made by each individual executive officer within their respective areas of responsibility that facilitate the achievement of our corporate goals.

Amounts payable under the annual cash performance incentive plan are calculated as a percentage of the executive’s base salary. A target annual incentive percentage is established at the beginning of each year. Effective as of January 1, 2016, our annual cash performance incentives allows for awards ranging from 0% to 200% of the cash target amount. Prior to January 1, 2016, there was no cap on annual cash performance incentive awards. Other than for Mr. Macdonald, the actual cash performance incentive award for an executive officer is determined according to the named executive officer’s level of achievement and performance category against the corporate objectives and such executive’s individual objectives. Due to the expectations uniquely associated with his position as president and chief executive officer, Mr. Macdonald’s cash incentive award is generally based on the achievement of corporate goals and objectives.

Cash Signing Bonuses

In certain circumstances, we provide cash signing bonuses in order to attract highly qualified talent. Whether a signing bonus is paid and the amount thereof, is determined on a case-by-case basis based on the specific circumstances surrounding the hiring of a new executive officer. We will consider paying signing bonuses to compensate an executive for amounts that may be forfeited when the executive leaves a previous employer, or to create additional incentive for executives to join our company in a position where there is high market demand.

Equity Incentive Program and Equity Grant Practices

Our equity incentive program is the primary vehicle for offering long-term incentives to our executives. We believe that stock option grants and restricted stock unit grants provide our executives with a strong link to our long-term performance and create an ownership culture that helps align the interests of our executives and stockholders. In addition, the vesting feature of these grants furthers our goal of executive retention because this feature provides an incentive to our executives to remain an employee during the vesting period. We have never had a program or policy in place to coordinate equity awards with the release of material, non-public information.

The compensation committee approves any grants of equity awards to our executive officers, including our chief executive officer. All stock option awards granted to our executive officers vest over a four-year period and restricted stock units vest annually over a three-year period or less.

From our initial public offering through September 2015, our equity incentive program was comprised solely of stock option awards. In September 2015 the compensation committee determined that restricted stock units were also appropriate vehicles to align the interests of our executives and stockholders.

Annual Equity Awards

Executive officers are eligible for annual equity awards in the form of stock option grants and/or restricted stock unit grants. These grants are also a key part of our overall compensation program. As noted above, we provide a portion of our executive compensation in the form of stock options or restricted stock units that vest and become exercisable over time, because we believe these equity awards help retain our executives and align their interests with those of our stockholders by allowing our executives to participate in the longer term success of Tetraphase. In considering annual equity awards for our executives, the compensation committee conducts a review of all components of the executive’s compensation to ensure that an executive’s total compensation is consistent with our overall philosophy and objectives.

Annual equity awards to our executive officers are typically granted annually in the first quarter of the fiscal year in conjunction with the compensation committee’s review of individual performance. From time to time equity awards are also made at other times during the year. During this annual review, the chief executive officer provides equity award recommendations for the executive officers (other than himself) to the compensation committee. The compensation committee considers the recommendations and is responsible for approving all equity awards to executive officers, including our chief executive officer.

Our annual stock option grants to named executive officers generally vest over four years with the option vesting in equal installments every three months following the grant date. Exercise rights cease 90 days after termination of employment except in the case of death or disability. Restricted shares vest in equal annual increments over a period of three years or less, commencing on the first anniversary of the date of grant.

Determination of Stock Option Exercise Prices

Stock options are granted with an exercise price equal to the fair market value on the grant date, calculated as the closing price of our common stock as reported on the NASDAQ Global Select Market on such date. Tetraphase has not re-priced stock options or granted any options below fair market value on the grant date.

Initial New Hire Grant

Tetraphase provides an initial equity award to all employees with regular employment status, which includes our executive officers. The amount of the award is based upon similar grants to individuals holding comparable positions in peer group companies, based on survey data. The amount of the initial equity award is also reviewed in light of the employee’s base salary and other compensation to ensure that the employee’s total compensation is in line with our overall compensation philosophy. With limited exceptions, initial option grants to new hires vest over 48 months with 25% of the option vesting 12 months after the employee’s start date and the remainder of the option vesting in equal installments every three months thereafter.

2015 Executive Compensation

Below are the results of the decisions made by the compensation committee with respect to the compensation of our named executive officers (and decisions made by the board of directors with respect to Mr. Macdonald’s compensation).

Base Salary

In January 2015 the compensation committee determined that base salaries for our named executive officers would be increased as a result of individual performance and information provided by W.T. Haigh & Company to the compensation committee regarding the annual base salaries of similar positions of companies in our peer group.

In January 2016 the compensation committee (and the board of directors with respect to Mr. Macdonald) determined that base salaries for our named executive officers would once again be increased as a result of individual performance and information provided by W.T. Haigh & Company to the compensation committee regarding the annual base salaries of similar positions of companies in our peer group. With respect to Mr. Watt, his 2016 annual base salary increase also took into account the additional duties and responsibilities he is undertaking as our principal financial officer and principal accounting officer following the resignation of Mr. Lubner as our senior vice president, chief financial officer. The table below sets forth such increases.

Named Executive Officer	Title	2014 Base Salary	2015 Base Salary	2016 Base Salary
Guy Macdonald	President and Chief Executive Officer	$420,000	$475,000	$489,250
Patrick T. Horn, M.D., Ph.D.	Chief Medical Officer	$360,000	$384,840	$394,461
Maria Stahl(1)	Senior Vice President, General Counsel	—	$330,000	$340,000
Christopher Watt(2)	Vice President, Finance	—	$265,000	$291,500
David Lubner(3)	Former Senior Vice President and Chief Financial Officer	$318,000	$343,440	—
J. Craig Thompson(4)	Former Chief Operating Officer	$340,000	$360,060	—

(1)	Ms. Stahl joined the company in March 2015.
(2)	Mr. Watt joined the company in July 2015 and became an executive officer in January 2016.
(3)	Mr. Lubner resigned in January 2016.
(4)	Mr. Thompson resigned in December 2015.

Annual Cash Performance Incentive for 2015

According to the compensation bonus plan approved by the compensation committee and the board of directors, the overall corporate rating for 2015 was 60%, well below 100%. The compensation committee determined that the bonus pool should be aligned with the overall corporate rating, with any bonus pool to be significantly below target. The compensation committee or the board of directors can modify an individual’s bonus after evaluating his or her level of general achievement against his or her individual pre-determined objectives and/or the corporate goals.

Mr. Macdonald’s overall rating was weighted based on the achievement of the corporate goals. Mr. Macdonald received approximately 53% of his target bonus.

Dr. Horn’s overall rating was weighted based on the achievement of goals associated with the clinical development of eravacycline, in particular, the results of IGNITE2, and individual goals in support of other programs. Dr. Horn’s cash performance incentive was 60% of his target because not all clinical development goals pertaining to his department were fully realized in 2015, again, primarily due to the results of IGNITE2.

Ms. Stahl’s overall rating was weighted based on both the achievement of corporate goals associated with general operations and her individual goals. Ms. Stahl’s cash performance incentive was 60% of her target due to the fact that certain corporate objectives were delayed during 2015. Ms. Stahl’s bonus was pro-rated to take into account her March 2015 hire date.

Mr. Watt’s overall rating was associated with the general and financial operations of the company and an assessment of his performance. Mr. Watt received a cash performance incentive at 70% of his target based on his over-achievement of his individual goals. Mr. Watt’s bonus was pro-rated to take into account his July 2015 hire date.

Neither Mr. Lubner, who resigned in January 2016, nor Mr. Thompson, who resigned in December 2015, received a cash performance award for 2015 performance.

The targeted cash performance incentive awards set in January 2015 (or in March 2015 for Ms. Stahl and July 2015 for Mr. Watt), along with actual amounts paid in 2016 for performance in 2015, for our named executive officers and Mr. Watt is set forth in the following table:

Named Executive Officer	Title	2015 Targeted Cash Performance Incentive As a Percentage of Base Salary	Actual Performance Incentive As a Percentage of Base Salary for 2015		Actual Cash Performance Incentive Paid for 2015
Guy Macdonald	President and Chief Executive Officer	50%	26.3%		$125,000
Patrick T. Horn M.D., Ph.D.	Chief Medical Officer	35%	21.0%		$80,816
Maria Stahl	Senior Vice President and General Counsel	35%	17.4	%*	$57,529
Christopher Watt	Vice President, Finance	25%	8.2	%**	$21,600

*	Ms. Stahl joined Tetraphase in March 2015 and therefore her bonus was prorated.
**	Mr. Watt joined Tetraphase in July 2015 and therefore his bonus was prorated.

The incentive awards set forth in the table above were paid to the named executive officers in January 2016.

Furthermore, in reviewing current bonus targets for the named executive officers compared to our peer group, the compensation committee determined that bonus targets should be increased to 40% of base salary for the fiscal year ending December 31, 2016 for Dr. Horn and 30% for Mr. Watt. Mr. Macdonald’s and Ms. Stahl’s respective bonus targets remain at the 2015 level for 2016.

Equity Awards

In January 2015 our named executive officers received long-term incentive awards as part of the annual review process. After reviewing the achievement of corporate and individual goals for 2014, the compensation committee granted stock option awards to Mr. Macdonald, Dr. Horn and Messrs. Lubner and Thompson in January 2015. These option grants vest over four years with the option vesting in equal installments every three months following the grant date. The stock option grants to Messrs. Lubner and Thompson ceased to vest on their respective termination dates.

In March 2015 the compensation committee granted Ms. Stahl a stock option award to purchase 125,000 shares of our common stock in connection with her commencement of employment. In July 2015, Mr. Watt was granted a stock option award to purchase 50,000 shares of our common stock in connection with his commencement of employment. Both these initial option grants vest over four years with 25% of the option vesting one year after the grant date and the remainder of the option vests in equal installments every three months thereafter. In October 2015 Mr. Watt also received restricted stock units in connection with the implementation of a company-wide incentive program targeted primarily to non-executives. The restrictions on these restricted stock units lapse on the first anniversary of the grant date. At the time of the grant, Mr. Watt had not been elevated to the positions of principal financial officer and principal accounting officer. None of our named executive officers were eligible to participate in this one-time incentive program.

In January 2016 our named executive officers received long-term incentive awards as part of the annual review process. After reviewing the achievement of corporate and individual goals for 2015, the compensation committee granted stock option awards and restricted stock units to Dr. Horn, Ms. Stahl and Mr. Watt and the board of directors, based on the recommendation of the compensation committee, granted a stock option award to Mr. Macdonald. The board of directors granted to Mr. Macdonald only stock options for his 2015 performance to reinforce the longer term strategic role of our chief executive officer. The stock option awards vest over four years with the option vesting in equal installments every three months following the grant date and the restricted stock units vest annually over a three-year period. Neither Mr. Lubner, who resigned in January 2016, nor Mr. Thompson, who resigned in December 2015, received long-term incentive awards for 2015 performance.

Set forth in the table below are the equity awards granted to the named executive officers and Mr. Watt in 2015 and for 2015 performance by the compensation committee (and the board of directors, in the case of Mr. Macdonald for 2015 performance).

Named Executive Officer	Title	Stock Options Granted in 2015	Restricted Stock Units Granted in 2015	Stock Options Granted for 2015 Performance	Restricted Stock Units Granted for 2015 Performance
Guy Macdonald	President and Chief Executive Officer	200,000	—	300,000	—
Patrick T. Horn, M.D., Ph.D.	Chief Medical Officer	100,000	—	100,000	35,000
Maria Stahl(1)	Senior Vice President, General Counsel	125,000	—	80,000	30,000
Christopher Watt(2)	Vice President, Finance	50,000	14,000	25,000	12,500
David Lubner(3)	Former Senior Vice President and Chief Financial Officer	100,000	—	—	—
J. Craig Thompson(4)	Former Chief Operating Officer	100,000	—	—	—

(1)	Ms. Stahl joined the company in March 2015 and was awarded an option grant for 125,000 shares upon commencement of her employment.
(2)	Mr. Watt joined the company in July 2015 and was awarded an option grant for 50,000 shares upon commencement of his employment and granted 14,000 restricted stock units in October 2015. Mr. Watt became an executive officer in January 2016.
(3)	Mr. Lubner resigned in January 2016.
(4)	Mr. Thompson resigned in December 2015.

Employment Agreements, Severance and Change in Control Arrangements

We have entered into employment offer letters with each of Mr. Macdonald, Dr. Horn, Ms. Stahl and Mr. Watt pursuant to which such executive officer is employed “at will,” meaning he or she or we may terminate the employment arrangement at any time. Such offer letters confirm the named executive officers’ titles, compensation arrangements, eligibility for benefits made available to employees generally and also provide for certain benefits upon termination of employment under specified conditions.

Benefits Provided Upon Termination Without Cause

Under the terms of the offer letters we have entered into with each of Mr. Macdonald, Dr. Horn and Ms. Stahl, if such executive’s employment is terminated by us without cause, subject to the executive’s signing a separation agreement that will include a general release of potential claims against us:

•	he or she will be entitled to continue to receive his or her monthly base salary for a period of 12 months and we will continue to provide medical, dental and vision benefits (to the extent that he or she was receiving them at the time of termination) for 12 months.

Benefits Provided Upon a Change in Control

We have designed our change-in-control policies to provide income continuity after a change-in-control of the company that results in the executive being separated from the company. Our policy in the case of change-in-control benefits has been to structure these as “double trigger” benefits. In other words, the change-in-control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated or the executive terminates his or her employment for good reason during a specified period after the change-in-control. We believe a “double trigger” benefit maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change-in-control, while still providing them appropriate incentives to cooperate in negotiating any change-in-control in which they believe they may lose their jobs. Under the terms of their respective employment arrangements, if, within one year following a change in control, each of our named executive officer’s employment is terminated by us or the succeeding company, as applicable, without cause or he or she terminates his or her employment for good reason (as defined in the applicable offer letter), subject to the executive’s signing a separation agreement that will include a general release of potential claims against us:

•	in the case of Mr. Macdonald, (1) he will be entitled to continue to receive his monthly base salary for a period of 18 months, (2) he will be entitled to receive a lump sum payment equal to 150% of his target bonus at the time he ceases to be employed by the company or the succeeding company, as applicable, and (3) the company or the succeeding company, as applicable, will continue to provide medical and dental benefits (to the extent that he was receiving them at the time he ceased to be employed by the company) for eighteen months;

•	in the case of each of Dr. Horn and Ms. Stahl, (1) he or she will be entitled to continue to receive his or her monthly base salary for a period of 12 months, (2) he or she will be entitled to receive a lump sum payment equal to 100% of his or her target bonus at the time he or she ceases to be employed by the company or the succeeding company, as applicable, and (3) the company or the succeeding company, as applicable, will continue to provide medical and dental benefits (to the extent that he or she was receiving them at the time he or she ceased to be employed by the company) for 12 months;

•	in the case of Mr. Watt, (1) he will be entitled to continue to receive his or her monthly base salary for a period of 6 months and (2) the company or the succeeding company, as applicable, will continue to provide medical and dental benefits (to the extent that he was receiving them at the time he ceased to be employed by the company) for 6 months; and

•	in the case of Mr. Macdonald, Dr. Horn and Ms. Stahl, immediate vesting and exercisability of all equity awards.

Other Agreements

We have also entered into non-competition, non-solicitation and non-disclosure agreements with each of our named executive officers. Under the non-competition, non-solicitation and non-disclosure agreements, each named executive officer has agreed (i) not to compete with us during his or her employment and for a period of one year after the termination of his or her employment, (ii) not to solicit our employees during his or her employment and for a period of one year after the termination of his or her employment, (iii) to protect our confidential and proprietary information, and (iv) to assign to us related intellectual property developed during the course of his or her employment.

Benefits

We maintain benefits that are provided to all employees, including health, dental and vision insurance, life and disability insurance and a 401(k) plan. All eligible and participating employees receive a 401(k) match of fifty percent (50%) on pre-tax contributions, up to the first six percent (6%) of eligible compensation. Executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

We also provide all employees, including executive officers, with a flexible spending account plan, an employee stock purchase plan and paid time off benefits including, vacation, sick time and holidays. We do not offer or provide any additional perquisites (other than those noted here) to the chief executive officer or any other officer of the company.

Insider Trading Policy Prohibitions and Hedging Policy

Our company maintains an Insider Trading Policy that prohibits our officers, directors and employees from, among other things, engaging in speculative transactions in our securities, including by way of the purchase or sale of “put” or “call” options or other derivative securities directly linked to our equity; short sales of our equity;

the use of our equity as a pledge or as collateral in a margin account; and trading in straddles, equity swaps, or other hedging transactions directly linked to our equity, even if such persons do not possess material, non-public information.

Tax Considerations

The Internal Revenue Service, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief executive officer and our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of our stockholders.

Narrative Disclosure of our Compensation Policies and Practices as They Relate to Risk Management

Our compensation committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risk. Our compensation committee believes that any such risks are mitigated by:

•	the multiple elements of our compensation packages, including base salary, annual bonus programs and equity awards that vest over multiple years and are intended to motivate employees to take a long-term view of our business;

•	the structure of our annual cash bonus program that is based on a number of different performance measures (including goals related to our drug candidates and related clinical programs, our discovery program and objectives relating to our general operations of the company, such as budget control and financial reporting) and, generally, on both individual and corporate goals to avoid employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business;

•	the use of individual performance targets that we believe are reasonable and should not require undue risk-taking to achieve;

•	goals being set appropriately to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	beginning in 2016, annual cash performance incentive awards for all employees are capped at two hundred percent (200%) of target amount; and

•	multi-year vesting of our equity awards, which we believe encourages executives to take a long-term view of our business.

Summary

The compensation committee believes that our compensation programs are designed and administered in a manner consistent with its compensation philosophy and objectives. We continually monitor these programs in recognition of the dynamic marketplace in which we compete for talent. We intend to continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for actual results and that are consistent with shareholder interests.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors,

Nancy J. Wysenski, Chair

Jeffrey A. Chodakewitz, M.D.

Gerri Henwood

Executive Officers

The following table lists the positions, names and ages of our executive officers as of February 29, 2016:

Guy Macdonald	57	President and Chief Executive Officer, Director
Patrick T. Horn, M.D., Ph.D.	61	Chief Medical Officer
Maria Stahl Christopher Watt	45 51	Senior Vice President and General Counsel Vice President, Finance

Guy Macdonald is a continuing member of our board of directors. See “Proposal One—Election of Directors” for more information about Mr. Macdonald.

Patrick T. Horn, M.D., Ph.D. has served as our Chief Medical Officer since January 2011. From September 2007 until December 2010, he served as Vice President, Clinical & Medical Affairs at Dyax Corporation, a biopharmaceutical company. Prior to joining Dyax, Dr. Horn served in various positions at Abbott Laboratories, a pharmaceutical company, from 2001 to 2006, most recently serving as Medical Director, Head of Clinical Pharmacology. Dr. Horn received a B.S. in Chemistry from the University of Illinois, doctorate in the Pharmacological and Physiological Sciences from the University of Chicago and an M.D. from the University of Chicago, Pritzker School of Medicine.

Maria Stahl has served as our Senior Vice President and General Counsel since March 2015. Prior to joining Tetraphase, Ms. Stahl served as Senior Vice President, General Counsel of Idenix Pharmaceuticals, Inc., a publicly traded biotechnology company until its acquisition by Merck & Co., from October 2010 to August 2014. Ms. Stahl previously served as Idenix’s Vice President, Associate General Counsel from February 2008 to November 2009 and as Assistant General Counsel from February 2007 to February 2008. Prior to rejoining Idenix, Ms. Stahl served as General Counsel of Zipcar, Inc., a car sharing company, from November 2009 to October 2010. From February 2005 to February 2007, Ms. Stahl served as Vice President, Corporate Counsel of Capital Crossing Bank. Prior to that, Ms. Stahl was at Wilmer Cutler Pickering Hale and Dorr LLP. Ms. Stahl received a B.A. from Providence College and a J.D. from Yale Law School.

Christopher Watt has served as our Vice President, Finance since July 2015. Prior to joining Tetraphase, Mr. Watt spent ten years at Biogen, Inc., a publicly traded pharmaceutical company, most recently serving as Senior Director, Global Commercial Finance. From 2009 to 2011, Mr. Watt served as the Finance Director for Biogen’s UK/Ireland affiliate and from 2006 to 2009 as Director of Business Planning, International. Prior to Biogen, Mr. Watt spent fifteen years in various financial roles at InterSystems Corporation, Putnam Investments, Procter and Gamble and Shawmut Bank. Mr. Watt received a B.A. from Colby College and an M.B.A. from the University of Michigan.

There are no family relationships between or among any of our executive officers.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers for the years ended December 31, 2015, 2014 and 2013. We are also voluntarily including information for the year ended December 31, 2015 for Mr. Watt, our current principal financial officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Guy Macdonald, President and Chief Executive Officer	2015 2014 2013	$475,000 420,000 394,174	— — —	— — —	$4,404,000 1,252,560 1,174,527	$125,000 283,500 206,157	$8,962 5,826 414	$5,012,962 1,961,886 1,775,272

Patrick T. Horn M.D., Ph.D., Chief Medical Officer	2015 2014 2013	384,840 360,000 338,189	— — —	— — —	2,202,000 782,850 587,264	80,816 190,000 129,707	1,554 594 774	2,669,210 1,333,444 1,055,934

David C. Lubner,(4) Former Senior Vice President and Chief Financial Officer	2015 2014 2013	343,440 318,000 293,819	— — —	— — —	2,202,000 782,850 587,264	— 170,000 117,816	8,491 2,001 270	2,553,931 1,272,851 999,169

J. Craig Thompson,(5) Former Chief Operating Officer	2015 2014	360,060 311,231	— —	— —	2,202,000 1,844,275	— 136,000	8,303 4,372	2,570,363 2,295,878

Maria Stahl,(6) Senior Vice President, General Counsel	2015	275,423	—	—	2,662,500	57,529	7,538	3,002,990

Christopher Watt,(7) Vice President, Finance	2015	124,346	—	$109,340	1,451,785	21,600	314	1,707,385

(1)	The assumptions we used in valuing equity awards are described in Note 9, “Stock-based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. With respect to stock awards, amounts reported reflect the grant date fair value which was determined to be equal to the fair market value of the underlying shares on the date of grant. With respect to option awards, amounts reported reflect the aggregate grant date fair value as calculated in accordance with ASC 718 for the indicated year in connection with options we granted in the indicated year, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting.
(2)	This amount consists of cash bonuses paid to our named executive officers under our annual performance-based incentive bonus plan for performance in the year indicated.
(3)	Represents the value of perquisites and other personal benefits which include company-paid premiums for group term life insurance, long term disability and, with respect to 2015 and 2014 only, a company match to executives’ 401(k) contributions, other than Dr. Horn and Mr. Watt.
(4)	Mr. Lubner ceased to serve as an executive officer of the company in January 2016.
(5)	Mr. Thompson joined the company in February 2014 and ceased to serve as an executive officer of the company as of December 31, 2015.
(6)	Ms. Stahl joined the company in March 2015.
(7)	Mr. Watt joined the company in July 2015 and currently serves as our principal financial officer and our principal accounting officer.

Grants of Plan-Based Awards

The following table shows information concerning each grant of an award made to our named executive officers and Mr. Watt during 2015 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)(3) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(3) (j)		Exercise or Base Price of Option Awards ($/Sh)(4) (k)	Grant Date Fair Value of Stock and Option Awards ($)(5) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Guy Macdonald
Annual Cash	1/7/2015	—	$237,500	—	—	—	—	—	—		—	—
Stock Option Award	1/7/2015	—	—	—	—	—	—	—	200,000	(6)	39.94	4,404,000

Patrick T. Horn, M.D., Ph.D.
Annual Cash	1/7/2015	—	$134,694	—	—	—	—	—	—		—	—
Stock Option Award	1/7/2015	—	—	—	—	—	—	—	100,000	(6)	39.94	2,202,000

David C. Lubner
Annual Cash	1/7/2015	—	$120,204	—	—	—	—	—	—		—	—
Stock Option Award	1/7/2015	—	—	—	—	—	—	—	100,000	(6)	39.94	2,202,000

J. Craig Thompson
Annual Cash	1/7/2015	—	$126,021	—	—	—	—	—	—		—	—
Stock Option Award	1/7/2015	—	—	—	—	—	—	—	100,000	(6)	39.94	2,202,000

Maria Stahl(7)
Annual Cash	3/4/2015	—	$95,319	—	—	—	—	—	—		—	—
Stock Option Award	3/4/2015	—	—	—	—	—	—	—	125,000	(8)	38.50	2,662,500

Christopher Watt(9)
Annual Cash	7/15/2015	—	$30,632	—	—	—	—	—	—		—	—
Stock Option Award	7/15/2015	—	—	—	—	—	—	—	50,000	(8)	50.49	1,451,785
RSU Award	10/1/2015	—	—	—	—	—	—	14,000	—		—	109,340

(1)	Consists of potential cash payments under our annual performance-based incentive bonus plan for executives for 2015. Actual cash bonus amounts awarded in January 2016 for 2015 performance are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation” for 2015.
(2)	Consists of stock awards for executives under our annual performance-based incentive bonus plan for executives. For such stock awards, the grant date fair value, in accordance with FASB ASC Topic 718, is set forth in the Summary Compensation Table under the column “Stock Awards” for 2015.
(3)	No set maximum exists for equity incentive plan awards. Actual equity incentive plan awards are made at the discretion of our Compensation Committee or, in the case of awards to our chief executive officer, at the discretion of either our Compensation Committee or our board of directors based upon the Compensation Committee’s recommendation.
(4)	The exercise price of a share of our common stock on a particular date for purposes of granting stock options is determined as the closing price as reported on The NASDAQ Global Select Market on the date of grant.
(5)	Amounts reported reflect the aggregate grant date fair value as calculated in accordance with ASC 718. These amounts do not represent the actual amounts paid or realized by the named executive officer during 2015. The assumptions we used in valuing equity awards are described in Note 9, “Stock-based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(6)	Granted pursuant to our 2013 Stock Incentive Plan. This option becomes exercisable, so long as the executive continues to be employed with us, as to approximately 6.25% of the shares at the end of each successive three-month period following the grant date.
(7)	Ms. Stahl joined the company in March 2015.
(8)	Granted as an inducement grant pursuant to Nasdaq Listing Rule 5635(c)(4). This option becomes exercisable, so long as the executive continues to be employed with us, as to 25% of the shares on the one-year anniversary of the grant date and as to an additional approximately 6.25% of the shares at the end of each successive three-month period thereafter.
(9)	Mr. Watt joined the company in July 2015 and was not a named executive officer during 2015. He currently serves as our principal financial officer and our principal accounting officer.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding unexercised stock options held by our named executive officers as of December 31, 2015. Mr. Thompson ceased to serve as an executive officer on December 31, 2015 and Mr. Lubner ceased to serve as an executive officer on January 8, 2016. Mr. Watt did not serve as a named executive officer during 2015 and therefore is not included in the table.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) exercisable		Number of Securities Underlying Unexercised Options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date
Guy Macdonald	37,500	(1)	162,500	$39.94	1/6/2025
	70,000	(2)	90,000	14.99	1/7/2024
	78,750	(3)	101,250	7.94	5/14/2023
	10,936	(4)	1,598	2.03	6/5/2022
	57,331	(5)	—	2.03	9/27/2020
	57,323	(5)	—	0.87	9/10/2019
	25,834	(5)	—	5.80	8/7/2018
	30,378	(5)	—	2.90	12/4/2017

Patrick T. Horn, M.D., Ph.D.	18,750	(1)	81,250	39.94	1/6/2025
	43,750	(2)	56,250	14.99	1/7/2024
	84,375	(3)	50,625	7.94	5/14/2023
	38,610	(4)	5,516	2.03	6/5/2022
	57,689	(5)	—	2.03	1/2/2021

David C. Lubner(6)	18,750	(1)	81,250	39.94	1/6/2025
	43,750	(2)	56,250	14.99	1/7/2024
	73,174	(3)	50,625	7.94	5/14/2023
	6,872	(4)	6,872	2.03	6/5/2022

J. Craig Thompson(7)	18,750	(1)	81,250	39.94	1/6/2025
	45,001	(8)	112,500	14.45	2/2/2024

Maria Stahl	0	(9)	125,000	38.50	3/3/2025

(1)	This option vested as to 6.25% of the shares on April 7, 2015 and is scheduled to vest as to 6.25% of the shares at the end of each successive three-month period thereafter until January 7, 2019.
(2)	This option vested as to 6.25% of the shares on April 8, 2014 and is scheduled to vest as to 6.25% of the shares at the end of each successive three-month period thereafter until January 8, 2018.
(3)	This option vested as to 25% of the shares on May 15, 2014 and is scheduled to vest as to 6.25% of the shares at the end of each successive three-month period thereafter until May 15, 2017.
(4)	This option vested as to 6.25% of the shares on September 6, 2012 and is scheduled to vest as to 6.25% of the shares at the end of each successive three-month period thereafter until June 6, 2016.
(5)	This option was fully vested as of December 31, 2015.
(6)	Mr. Lubner’s options no longer vest after January 8, 2016, the date he ceased to serve as an executive officer of the company.
(7)	Mr. Thompson’s options no longer vest after December 31, 2015, the date he ceased to serve as an executive officer of the company.
(8)	This option vested as to 20% on the date of grant and another 20% on February 3, 2015 and were scheduled to vest as to 5% of the shares at the end of each successive three-month period thereafter until February 3, 2018.
(9)	This option vested as to 25% of the shares on March 4, 2016 and is scheduled to vest as to 6.25% of the shares at the end of each successive three-month period thereafter until March 4, 2019.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the exercise of stock options during 2015 for each of our named executive officers:

	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)(1)
Guy Macdonald	166,135	$5,802,737
Patrick T. Horn, M.D., Ph.D.	40,000	1,651,500
David C. Lubner	39,500	1,544,012
J. Craig Thompson	92,499	2,658,521
Maria Stahl	—	—

(1)	Value realized represents the difference between the closing price per share of our common stock on each date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

In 2015, none of our named executive officers held any restricted stock.

Potential Payments Upon Termination or Change in Control

Potential payments made to our named executive officers in the instance of a termination without cause or a termination for good reason or in the case of change in control benefits upon a “double trigger” are discussed in greater detail under “Compensation Discussion and Analysis—Severance and Change in Control Benefits”.

The table below sets forth the potential payments to our named executive officers assuming a termination event occurred as of December 31, 2015. Mr. Thompson ceased to serve as an executive officer on December 31, 2015 and Mr. Lubner ceased to serve as an executive officer on January 8, 2016. Mr. Watt did not serve as a named executive officer during 2015 and therefore is not included in the table.

POTENTIAL TERMINATION PAYMENTS

	Salary(1)	Acceleration of Vesting of Equity Awards(2)	Other Payments(3)	Total
Guy Macdonald	$475,000	$—	$33,064	$508,064
Patrick T. Horn, M.D., Ph.D.	384,840	—	33,064	417,904
David C. Lubner	343,440	—	33,184	376,624
J. Craig Thompson	360,060	—	—	360,060
Maria Stahl	330,000	—	33,064	363,064

(1)	This amount represents a sum equivalent to one times the executive’s base salary at the time of termination.
(2)	No equity awards vest and become immediately exercisable in full upon a termination event.
(3)	Represents amounts related to continued medical, dental and vision benefits for such officer and his or her eligible dependents for up to 12 months.

The table below sets forth the potential payments to our named executive officers assuming a change in control event occurred as of December 31, 2015. Mr. Thompson ceased to serve as an executive officer on December 31, 2015 and Mr. Lubner ceased to serve as an executive officer on January 8, 2016. Mr. Watt did not serve as a named executive officer during 2015 and therefore is not included in the table.

POTENTIAL CHANGE IN CONTROL PAYMENTS

	Total Termination Payments(1)	Change in Control Payment(2)	Total
Guy Macdonald	$508,064	$834,678	$1,342,742
Patrick T. Horn, M.D., Ph.D.	417,904	284,628	702,532
David C. Lubner	376,624	280,986	657,610
J. Craig Thompson	360,060	126,021	486,081
Maria Stahl	363,064	115,500	478,564

(1)	This amount represents the aggregate amount payable to such officer with respect to a termination event as set forth in the “Total” column of the above table “Potential Termination Payments”.
(2)	Amount represents (A) a lump sum payment equivalent to one times the executive’s target bonus (one and one-half times in the case of Mr. Macdonald); (B) an additional six months’ of base salary for Mr. Macdonald; and (C) all equity awards vest and become immediately exercisable in full upon a change in control event. The amount representing the acceleration of vesting of equity awards is equal to the number of options multiplied by the difference between the exercise price of such option and the closing stock price of our common stock on December 31, 2015 ($10.03) as reported by The NASDAQ Global Select Market.

Equity Compensation Plan Information

The following table contains information about our equity compensation plans as of December 31, 2015. In addition, from time to time, we grant “inducement grants” pursuant to Nasdaq Listing Rule 5635(c)(4).

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,534,909	(1)	$20.85	642,812	(2)
Equity compensation plans not approved by security holders	300,000	(3)	44.80	—

Total	3,834,909		$22.73	642,812

(1)	Consists of (i) 467,049 shares of our common stock issuable under our 2006 stock incentive plan, (ii) 3,066,757 shares of our common stock issuable under our 2013 stock incentive plan, and (iii) 1,103 shares of warrants issuable under our 2006 stock incentive plan. This number does not include 300,000 shares of our common stock issuable under inducement grants made in 2015.
(2)	Consists of (i) 367,628 shares of our common stock available for future issuance under our 2013 stock incentive plan; and (ii) 275,184 shares of our common stock available for future issuance under our 2014 employee stock purchase plan.

(3)	Consists of stock options issued as inducement grants as of December 31, 2015. These stock options are generally subject to the same terms and conditions as those awarded pursuant to the plans approved by our stockholders.

AUDIT COMMITTEE REPORT

The following is the report of the audit committee with respect to our audited consolidated financial statements for the year ended December 31, 2015.

The audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2015 and discussed them with the company’s management and our independent registered public accounting firm for the year ended December 31, 2015, Ernst & Young LLP.

The audit committee has also received from, and discussed with, Ernst & Young LLP various communications that Ernst & Young LLP is required to provide to the audit committee, including the matters to be discussed as required by Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB, and all other communications required under the PCAOB.

In addition, Ernst & Young LLP provided the audit committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding our independent registered public accounting firm’s communications with the audit committee concerning independence, and the audit committee has discussed with the company’s independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2015.

By the audit committee of the board of directors,

Garen Bohlin, Chair

L. Patrick Gage, Ph.D.

John Freund, M.D.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2016. Ernst & Young LLP has served as our independent registered public accounting firm since our inception in 2006. Although stockholder approval of our audit committee’s appointment of Ernst & Young LLP is not required by law, our board believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the annual meeting, our audit committee will reconsider its appointment of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Principal Accountant Fees and Services

Ernst & Young LLP audited our financial statements for the year ended December 31, 2015. The board of directors has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

The following table summarizes the fees of Ernst & Young LLP billed or expected to be billed to us for each of the last two fiscal years.

Fee Category	2015	2014
Audit Fees(1)	$746,179	$370,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	188,755	88,500
All Other Fees(4)	2,000	2,000

Total Fees	$936,934	$460,500

(1)	“Audit Fees” consist of fees for the audit of our annual financial statements, the review of our interim financial statements included in our quarterly reports on Form 10-Q, public offerings of our common stock which were completed in October 2014 and March 2015, respectively, and consultations on miscellaneous SEC filings and other professional services provided in connection with regulatory filings or engagements. The increase in audit fees for 2015 compared to 2014 is related, in part, to auditor attestation requirements for internal controls.
(2)	“Audit-Related Fees” consists of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. We incurred no such fees in 2015 and 2014.
(3)	“Tax Fees” consist of fees for tax compliance, advice and tax services, including fees for tax preparation.
(4)	“All Other Fees” consists of fees billed for products and services, other than those described above under Audit Fees and Tax fees.

All such accountant services and fees were pre-approved by our audit committee in accordance with the “Audit Committee Pre-Approval Policies and Procedures” described below.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has adopted procedures requiring the pre-approval of all audit and non-audit (including tax) services that are to be performed by our independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the audit committee for each engagement of the independent registered public accounting firm to perform any other audit or non-audit services. The audit committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

The standard applied by the audit committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.

All of the services rendered by Ernst & Young LLP with respect to the 2015 and 2014 fiscal years were pre-approved by the audit committee in accordance with this policy.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years, which is the subject of Proposal 4.

Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders as well as promote the achievement of the company’s strategic and financial performance measures by linking executive compensation to the achievement of measurable corporate and individual performance goals. Our equity incentive program is the primary compensation vehicle aligning our named executive officers’ compensation to the long-term performance of the company in addition to creating an ownership culture that helps unify the interests of our executives and stockholders. The equity incentive program encourages a long-term focus by our executives by using four-year minimum vesting requirements for stock options and one to three year vesting requirements for restricted stock units. Our board of directors and the compensation committee regularly review the compensation programs for our named executive officers and undertake a comprehensive annual review to ensure that our compensation policies and programs align with current market practices and the interests of our stockholders.

The “Executive Compensation” section of this proxy statement, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the compensation committee and the board of directors with respect to the fiscal year ended December 31, 2015. Highlights of our executive compensation program include the following:

•	the compensation committee’s philosophy is to target our executive officers’ compensation at a competitive rate, generally between the 50th and the 75th percentiles for total annual compensation, using the W.T. Haigh & Company data to provide analysis and specific information with respect to the peer group discussed above, as well as information provided by the Radford Global Life Sciences survey;

•	our executives are eligible to participate in our annual cash performance incentive plan but only receive payouts when pre-determined individual and corporate goals are met; and

•	our executives are also eligible to participate in long-term incentives through stock option grants and restricted stock units, with the potential to benefit if shareholder value is increased as a result of increases in our stock price from the dates of such grants.

As we describe in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our board believes this link between compensation and the achievement of our near- and long-term business goals is imperative. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Tetraphase Pharmaceuticals, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Proposal 4 overrules any decision by the company or our board of directors (or any committee thereof), creates or implies any change to the fiduciary duties of the company or our board of directors (or any committee thereof), or creates or implies any additional fiduciary duties for the company or our board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In Proposal 3, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal 4, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

Our board of directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, our board of directors may decide that it is in the best interests of our stockholders and the company to hold the advisory vote to approve executive compensation more or less frequently. In the future, we will propose an advisory vote on the frequency of the executive compensation advisory vote at least once every six calendar years.

After careful consideration, our board of directors believes that the executive compensation advisory vote should be held annually, and therefore our board of directors recommends that you vote for a frequency of ONE YEAR for future executive compensation advisory votes. The board of directors believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as seeking frequent input from our stockholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for us at this time.

THEREFORE, OUR BOARD OF DIRECTORS BELIEVES THAT HOLDING THE EXECUTIVE COMPENSATION ADVISORY VOTE EVERY ONE YEAR IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR A FREQUENCY OF EVERY “ONE YEAR.”

OTHER INFORMATION

Other Matters

Our board of directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors and officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors and officers and holders of 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and representations made by our directors and officers regarding their filing obligations, all Section 16(a) filing requirements were satisfied with respect to 2015.

Stockholder Proposals for the 2017 Annual Meeting

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2017 must be received by us no later than December 30, 2016, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting, unless the date of the 2017 annual meeting of stockholders is changed by more than 30 days from the anniversary of our 2017 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

In addition, our bylaws establish an advance notice procedure for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2017 annual meeting of stockholders, such a proposal must be received by us no earlier than February 8, 2017 and no later than March 10, 2017. However, if the date of the annual meeting is more than 20 days earlier or more than 60 days later than such anniversary date, notice must be received not later than the close of business 120 calendar days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting and 10 days following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such annual meeting was first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2017 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our bylaws which also specify requirements as to the form and content of a stockholder’s notice.

Stockholders also have the right under our bylaws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures set forth in our bylaws, including advance notice requirements. Candidates nominated by stockholders in accordance with the procedures set forth in our bylaws will not be included in our proxy card for the next annual meeting.

Any proposals, notices or information about proposed director candidates should be sent to:

Tetraphase Pharmaceuticals, Inc.,

480 Arsenal Street, Suite 110,

Watertown, Massachusetts 02472

Attention: Chair of the Nominating and Corporate Governance Committee

ANNUAL MEETING OF TETRAPHASE PHARMACEUTICALS, INC.

Date:	Wednesday, June 8, 2016
Time:	10:00 A.M. (Eastern Time)
Place:	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street, Boston, Massachusetts 02109

Please make your marks like this:    ☒   Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1, 2 and 3 and for one year for proposal 4

1:	To elect Garen Bohlin and John Freund as class III directors, each to serve for a three-year term expiring at the 2019 annual meeting of stockholders

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016	☐	☐	☐
		For	Against	Abstain
3:	To approve, on an advisory basis, our executive compensation	☐	☐	☐
		One Year	Two Years	Three Years	Abstain
4:	To recommend, on an advisory basis, the frequency of future advisory votes on executive compensation	☐	☐	☐	☐

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Tetraphase Pharmaceuticals, Inc.

to be held on Wednesday, June 8, 2016

for Holders as of April 14, 2016

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/ttph	866-416-3857

•	Cast your vote online.	OR	•	Use any touch-tone telephone.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Guy Macdonald and Maria Stahl, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Tetraphase Pharmaceuticals, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3 AND FOR ONE YEAR IN ITEM 4 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING.

All votes must be received by 5:00 P.M., Eastern Time, June 7, 2016.

PROXY TABULATOR FOR TETRAPHASE PHARMACEUTICALS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT #